As filed with the Securities and Exchange Commission on September 26, 2011
File No.

United States
Securities and Exchange Commission
Washington, DC 20549

Form 10
General Form for Registration of Securities
Pursuant to Section 12(b) or 12(g) of
the Securities Exchange Act of 1934
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	45-3355106
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Interim address:
800 Market Street, Suite 2900
St. Louis, MO 63101
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (314) 877-7000
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common Stock, par value $0.01 per share	New York Stock Exchange
Preferred stock purchase rights	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act: None
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Signatures
EX-99.1

Information Required in Registration Statement
     This Registration Statement on Form 10 incorporates by reference information contained in the information statement filed as Exhibit 99.1 hereto. The cross-reference sheet below identifies where the items required by Form 10 can be found in the information statement.
Cross-Reference Sheet between Information
Statement and Items of Form 10

Item No.	Item Caption	Location in Information Statement
1.	Business	See “Summary” beginning on page 1, “Risk Factors” beginning on page 10, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 48 and “Business” beginning on page 60.

1A.	Risk Factors	See “Risk Factors” beginning on page 10.

2.	Financial Information	See “Selected Historical Condensed Combined Financial Data” beginning on page 41, “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 43 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 48.

3.	Properties	See “Business — Manufacturing and Administrative Facilities” beginning on page 64.

4.	Security Ownership of Certain Beneficial Owners and Management	See “Security Ownership of Certain Beneficial Owners and Management” on page 79.

5.	Directors and Executive Officers	See “Corporate Governance and Management — Our Directors and Executive Officers” on page 68.

6.	Executive Compensation	See “Executive Compensation” beginning on page 72, “Corporate Governance and Management — Director Compensation” on page 71 and “Corporate Governance and Management — Compensation Committee Interlocks and Insider Participation” on page 70.

7.	Certain Relationships and Related Transactions, and Director Independence	See “Arrangements between Ralcorp and Post” beginning on page 32, “Certain Relationships and Related Party Transactions” on page 80 and “Corporate Governance and Management — Director Independence” on page 68.

8.	Legal Proceedings	See “Business — Legal Proceedings” on page 67.

Item No.	Item Caption	Location in Information Statement
9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	See “Listing and Trading of our Common Stock” on page 39 and “Dividend Policy” on page 40.

10.	Recent Sales of Unregistered Securities	None.

11.	Description of Registrant’s Securities to be Registered	See “Description of Capital Stock” beginning on page 81.

12.	Indemnification of Directors and Officers	See “Indemnification of Directors and Officers” on page 89.

13.	Financial Statements and Supplementary Data	See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 43 and “Index to Financial Statements” and the financial statements referenced therein beginning on page F-1

14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	None.

15.	Financial Statements and Exhibits	(a) Financial Statements

See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 43 and “Index to Financial Statements” and the financial statements referenced therein beginning on page F-1.

(b) Exhibits

See below.
     The following documents are filed as exhibits hereto:

Exhibit
No.	Description
2.1	Form of Separation and Distribution Agreement.*

3.1	Form of Amended and Restated Articles of Incorporation of Post Holdings, Inc.*

3.2	Form of Certificate of Designations for Series A Junior Participating Cumulative Preferred Stock of Post Holdings, Inc.*

3.3	Form of Amended and Restated Bylaws of Post Holdings, Inc.*

4.1	Form of Shareholder Protection Rights Agreement, by and between Post Holdings, Inc. and [ • ] as rights agent, which includes the form of right certificate as Exhibit A and the form of Certificate of

Exhibit
No.	Description
Designations for Series A Junior Participating Cumulative Preferred Stock as Exhibit C.*

10.1	Form of Tax Allocation Agreement.*

10.2	Form of Transition Services Agreement.*

10.3	Form of Employee Matters Agreement.*

10.4	Form of Shareholder’s and Registration Rights Agreement.*

10.5	Form of Post Holdings, Inc. Stock Incentive Plan.*

10.6	Form of Management Continuity Agreement.*

10.7	Deferred Compensation Plan for Non-Employee Directors.*

10.8	Deferred Compensation Plan for Key Employees.*

10.9	Form of Indemnification Agreement.*

10.10	Executive Savings Investment Plan.*

21.1	List of Subsidiaries.*

99.1	Information Statement, subject to completion, dated September 26, 2011

*	To be filed by amendment.

Signatures
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 26, 2011	POST HOLDINGS, INC.

	By:	/s/ T. G. Granneman

	Name:	T. G. Granneman
	Title:	Vice President